Exhibit 99.1                                               For immediate release

               COMPETITIVE TECHNOLOGIES ANNOUNCES THAT NYSE AMEX
                        HAS POSTPONED DELISTING HEARING

FAIRFIELD,  CT  -  (JULY  21, 2010) - COMPETITIVE TECHNOLOGIES, INC. (NYSE AMEX:
CTT) today announced that the NYSE Amex (the Exchange) has postponed indefinitely the delisting hearing it had scheduled for July 22, 2010, pending review of the final completion of CTT's sale of two million shares of CTT common stock to Crisnic Fund. The fund raise will provide CTT capital to increase shareholder equity required to retain the Exchange listing, and to more aggressively sell its non-invasive Calmare Pain Therapy Treatment device. The transaction is currently being funded following the July 14, 2010, date that the SEC declared the required registration statement effective, and CTT anticipates that the final closing of the fund raise will occur shortly.

" We have worked hard to meet the Exchange's standards and will continue to work to maximize shareholder value as we increase sales of our non-invasive Calmare Pain Therapy Treatment medical device," said John B. Nano, CTT's Chairman, President, and CEO.

"Calmare pain therapy is the only highly effective treatment for chemotherapy-induced peripheral neuropathy (CIPN) without the harmful, adverse side effects of narcotic pain killers," Mr. Nano continued. "From the growing body of evidence-based patient outcomes we know that in addition to CIPN, our Calmare device successfully treats chronic neuropathic and oncologic pain resulting from cancer, phantom limb syndrome, failed back surgery, sciatica, spinal stenosis, shingles and other maladies."

The non-invasive Calmare pain therapy device uses the biophysical "Scrambler Therapy" technology, which was developed in Italy by CTT's client, Professor Giuseppe Marineo. CTT's partner, GEOMC Co. Ltd. of Seoul, Korea is manufacturing the Calmare device, which has U.S. FDA clearance and European Union CE Mark clearance for sales. For more information about Calmare Pain Therapy Treatment, visit www.CalmareTT.com.

ABOUT COMPETITIVE TECHNOLOGIES, INC.

Competitive Technologies, established in 1968, provides distribution, patent and technology transfer, sales and licensing services focused on the needs of its customers and matching those requirements with commercially viable product or technology solutions. CTT is a global leader in identifying, developing and commercializing innovative products and technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net
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Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2009, filed with the SEC on October 27, 2009, and other filings with the SEC, and are subject to change at any time.
Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to Johnnie D. Johnson, IR Services, LLC, Tel: 860.434.2465,
Email: jdjohnson@corpirservices.com.
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